Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 29, 2010	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2010

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2010.

The Company’s revenues for the first quarter of 2010 were $56,050,000 compared with $59,080,000 for the first quarter of 2009.  Gaming revenues were down 5.8% as inclement weather had a significant impact on several weekends during the quarter.  The region experienced several record setting snow storms, two of which resulted in six days being declared states of emergency in Delaware.

Other operating revenues increased 4.2% from higher cash hotel and restaurant revenues.  Occupancy levels in the Dover Downs Hotel were approximately 73% for the first quarter of 2010 compared with approximately 76% for the first quarter of 2009.

Gaming expenses were higher from significantly increased gaming taxes and fees that became effective at the end of May of 2009.  The impact of these tax increases was approximately $3.4 million or approximately $.06 per diluted share for the first quarter of 2010.

Interest expense increased $46,000 during the quarter, primarily from slightly higher interest rates.

The effective income tax rate for the quarter was 47.6% compared to 40.9% in the first quarter last year.  The increase for this interim period relates to the tax impact of restricted stock awards that vested during the quarter.  The Company expects the effective income tax rate to approximate 42% for the year.

Net earnings were $1,673,000, or $.05 per diluted share, compared with $4,293,000, or $.13 per diluted share for the first quarter of 2009.

In January of this year the State of Delaware legalized table games at the State’s three video lottery facilities.  The Company is currently undergoing the necessary construction, training and regulatory submissions, and hopes to have table games operational by the end of the second quarter.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “While the magnitude of last year’s tax increase will be difficult to overcome, we look forward to the potential benefits of adding table games to our product offering.”

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.03 per share payable on June 10, 2010 to shareholders of record at the close of business on May 10, 2010.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 165,000-square foot video lottery casino complex featuring the latest in slot machine offerings, multi-player electronic table games and a new Race and Sports Book; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Gaming (1)	$51,696	$54,903
Other operating (2)	4,354	4,177
	56,050	59,080
Expenses:
Gaming	43,972	43,153
Other operating	3,452	3,343
General and administrative	1,727	1,730
Depreciation	3,023	2,948
	52,174	51,174

Operating earnings	3,876	7,906

Interest expense	683	637

Earnings before income taxes	3,193	7,269

Income taxes	1,520	2,976

Net earnings	$1,673	$4,293

Net earnings per common share:
- Basic	$0.05	$0.13
- Diluted	$0.05	$0.13

Weighted average shares outstanding:
- Basic	31,548	31,485
- Diluted	31,548	31,485

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)	Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash	$18,893	$21,415
Accounts receivable	3,717	2,636
Due from State of Delaware	3,297	11,069
Inventories	2,193	2,170
Prepaid expenses and other	2,397	2,151
Receivable from Dover Motorsports, Inc.	157	5
Income taxes receivable	—	129
Deferred income taxes	1,235	1,209
Total current assets	31,889	40,784

Property and equipment, net	189,846	192,360
Other assets	892	863
Total assets	$222,627	$234,007

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,745	$3,078
Purses due horsemen	3,369	10,219
Accrued liabilities	6,641	8,788
Income taxes payable	1,403	—
Deferred revenue	236	306
Total current liabilities	15,394	22,391

Revolving line of credit	89,975	95,125
Liability for pension benefits	4,721	4,900
Other liabilities	468	186
Deferred income taxes	4,072	4,166
Total liabilities	114,630	126,768

Stockholders’ equity:
Common stock	1,564	1,546
Class A common stock	1,660	1,660
Additional paid-in capital	1,856	1,664
Retained earnings	104,264	103,559
Accumulated other comprehensive loss	(1,347)	(1,190)
Total stockholders’ equity	107,997	107,239
Total liabilities and stockholders’ equity	$222,627	$234,007

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Operating activities:
Net earnings	$1,673	$4,293
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,023	2,948
Amortization of credit facility origination fees	16	10
Stock-based compensation	311	238
Deferred income taxes	(230)	32
Changes in assets and liabilities:
Accounts receivable	(1,081)	(1,326)
Due from State of Delaware	7,772	6,926
Inventories	(23)	(79)
Prepaid expenses and other	(288)	(326)
Receivable from/payable to Dover Motorsports, Inc.	(152)	(16)
Accounts payable	667	19
Purses due horsemen	(6,850)	(7,054)
Accrued liabilities	(2,147)	2,606
Income taxes payable/receivable	1,750	2,846
Deferred revenue	(70)	4
Other liabilities	(165)	20
Net cash provided by operating activities	4,206	11,141

Investing activities:
Capital expenditures	(509)	(1,918)
Net cash used in investing activities	(509)	(1,918)

Financing activities:
Borrowings from revolving line of credit	33,000	43,355
Repayments of revolving line of credit	(38,150)	(52,180)
Dividends paid	(968)	(1,604)
Repurchase of common stock	(101)	(45)
Net cash used in financing activities	(6,219)	(10,474)

Net decrease in cash	(2,522)	(1,251)
Cash, beginning of period	21,415	17,889
Cash, end of period	$18,893	$16,638